PURCHASE AGREEMENT

This PURCHASE AGREEMENT (the "Agreement"), is entered into as of November 14, 2011 (the "Effective Date"), by and between NORTHWEST BIOTHERAPEUTICS, INC., a Delaware corporation, (the "Company"), and FOUR M PURCHASERS, LLC, a Delaware limited liability company (the "Purchaser").

RECITALS

WHEREAS, the Company plans to file a Registration Statement and Prospectus with the U.S. Securities and Exchange Commission ("SEC") covering certain shares of the Company's common stock, $0.001 par value per share (the "Common Stock");

WHEREAS, the Company wishes to sell to the Purchaser, and the Purchaser is willing to buy from the Company, up to a maximum of Three Million Dollars ($3,000,000) of registered shares of the Company's Common Stock on the terms and conditions set forth herein (the "Purchase Shares").

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the Company and the Purchaser hereby agree as follows:

1.          DEFINITIONS.

For purposes of this Agreement, the following terms shall have the following meanings:

1.1           "Accelerated Purchase Notice" means an irrevocable written notice from the Company to the Purchaser directing the Purchaser to buy such Accelerated Purchase Amount in Purchase Shares as specified by the Company therein.

1.2           "Available Amount" means an aggregate total of up to Three Million Dollars ($3,000,000), which amount shall be reduced by the aggregate Purchase Amounts purchased by the Purchaser from time to time pursuant to Section 2 hereof.

1.3           "Bankruptcy Law" means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

1.4           "Business Day" means any day on which the Principal Market is open for trading including any day on which the Principal Market is open for trading for a period of time less than the customary time.

1.5           "Closing Price" means the price at which the last purchase and sale of the Company's Common Stock is consummated on the Principal Market on a Business Day, as reported by the Principal Market.

1.6           "Commencement Date" means the date on which the conditions in Sections 7 and 8 have initially been satisfied, and the purchase and sale of Purchase Shares may begin.

1.7            "Commission Shares" means the registered shares of Common Stock issued by the Company to the Purchaser upon each purchase of Purchase Shares hereunder, as provided in Section 2.3.

1.8            "Confidential Information" means any information disclosed by either party to the other party, either directly or indirectly, in writing, orally or by inspection of tangible objects (including, without limitation, documents, prototypes, samples, plant and equipment), which is designated as "Confidential," "Proprietary" or some similar designation. Confidential Information may also include information of a disclosing party disclosed to a receiving party by third parties on behalf of such disclosing party. Confidential information shall not, however, include any information which (i) was publicly known prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and after disclosure by the disclosing party to the receiving party through no fault of the receiving party; (iii) was already in the possession of the receiving party at the time of disclosure by the disclosing party; (iv) is obtained by the receiving party from a third party without a breach of confidentiality obligations to the disclosing party; or (v) is independently developed by the receiving party without use of or reference to the disclosing party's Confidential Information, in each of the foregoing cases as shown by documents and other competent evidence in the receiving party's possession;

1.9           "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

1.10         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

1.11           "Floor Price" means thirty-five cents ($0.35) per share of Common Stock (appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction)

1.12           "Material Adverse Effect" means any change or effect that, individually or when taken together with all other changes or effects that have occurred during any relevant period of time before the determination of the occurrence of that change or effect, is or is reasonably likely to be materially adverse to the business, operations, Assets, liabilities, capital, prospects, condition (financial or otherwise) or results of operations of the Company.

1.13           "Maturity Date" means the date that is six (6) Monthly Periods after from the Commencement Date.

1.14           "Monthly Period" means each successive 20 Business Day period commencing with the Commencement Date.

1.15           "Person" means an individual or entity including but not limited to any limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

1.16           "Principal Market" means the OTC Bulletin Board, or such other market or exchange on which the Company's Common Stock becomes listed or traded, including, without limitation, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the NYSE Amex.

1.17            "Purchase Amount" means, with respect to any particular purchase made hereunder, the portion of the Available Amount to be purchased by the Purchaser pursuant to Section 2 hereof.

1.18            "Purchase Date" means with respect to any particular purchase made hereunder, the Business Day on which the Purchaser receives before 10:00 a.m. eastern time of such Business Day a Regular Purchase Notice or an Accelerated Purchase Notice that the Purchaser is to buy Purchase Shares pursuant to Section 2 hereof.

1.19            "Purchase Price" means ninety-five percent (95%) of the average of the three (3) lowest Closing Prices of the Common Stock during the five (5) Business Days prior to the Purchase Date, provided, however, that the Purchase Price shall not in any event be below the Floor Price. If the Purchase Price would be below the Floor Price, the Purchaser's obligation to buy Purchase Shares shall be automatically suspended until such time as the Purchase Price exceeds the Floor Price.

1.20            "Regular Purchase Notice" shall mean an irrevocable written notice from the Company to the Purchaser directing the Purchaser to buy such Regular Purchase Amount in Purchase Shares as specified by the Company therein.

1.21            "Sale Price" means any sale price for the shares of Common Stock on the Principal Market as reported by the Principal Market.

1.22            "SEC" means the United States Purchase Shares and Exchange Commission.

1.23   "Securities Act" means the Securities Act of 1933, as amended.

1.24            "Term" means the period from the Effective Date until the expiration or termination of this Agreement in accordance with Section 11 hereof.

1.25            "Transfer Agent" means the transfer agent of the Company as set forth in Section 11(f) hereof or such other person who is then serving as the transfer agent for the Company in respect of the Common Stock.

2. PURCHASE OF COMMON STOCK.

Subject to the terms and conditions set forth in this Agreement, the Company has the right to sell to the Purchaser, and the Purchaser has the obligation to purchase from the Company, Purchase Shares as follows:

2.1 Regular Purchases of Common Stock. At any time on or after the Commencement Date during the Term of this Agreement, the Company shall have the right but not the obligation to direct the Purchaser to buy Purchase Shares by its delivery to the Purchaser of a Regular Purchase Notice to buy Purchase Shares (each such purchase a "Regular Purchase") in any amount up to One Hundred Fifty Thousand Dollars ($150,000.00) at the applicable Purchase Price on the applicable Purchase Date. The Company may deliver multiple Regular Purchase Notices to the Purchaser, provided that at least four (4) Business Days have passed since the most recent Regular Purchase was completed.

2.2 Accelerated Purchases of Common Stock. At any time on or after the Commencement Date during the Term of this Agreement, the Company shall also have the right but not the obligation to direct the Purchaser to buy Purchase Shares by its delivery to the Purchaser of an Accelerated Purchase Notice to buy Purchase Shares (each such purchase an "Accelerated Purchase"), in the amounts and on the terms specified in this Section 2.2, at the applicable Purchase Price on the applicable Purchase Date. The Company may deliver multiple Accelerated Purchase Notices to the Purchaser so long as at least five (5) Business Days have passed since the most recent Accelerated Purchase was completed. The terms for such Accelerated Purchase Amounts shall be as follows:

(a) up to One Hundred Seventy-Five Thousand Dollars ($175,000.00) per Accelerated Purchase Notice if the Closing Price of the Common Stock is not below Eighty Cents ($0.80) on the Purchase Date;

(b) up to Two Hundred Fifty Thousand Dollars ($250,000.00) per Accelerated Purchase Notice if the Closing Price of the Common Stock is not below One Dollar, Twenty Cents ($1.20) on the Purchase Date;

(c) up to Five Hundred Thousand Dollars ($500,000.00) per Accelerated Purchase Notice if the Closing Price of the Common Stock is not below One Dollar, Seventy-Five Cents ($1.75) on the Purchase Date;

(d) up to One Million Dollars ($1,000,000.00) per Accelerated Purchase Notice if the Closing Price of the Common Stock is not below Three Dollars, Fifty Cents ($3.50) on the Purchase Date.

With respect to each such Accelerated Purchase, the Company must deliver the Purchase Shares before 10:00 a.m. eastern time on the Business Day following the Purchase Date. If on any Purchase Date, the Closing Price of the Common Stock is below the applicable Accelerated Purchase Amount threshold price, such Accelerated Purchase shall be void and the Purchaser's obligations to buy, and the Company's obligations to sell, Purchase Shares in respect of that Accelerated Purchase Notice shall be automatically terminated. Thereafter, the Company shall again have the right to submit an Accelerated Purchase Notice as set forth herein by delivery of a new Accelerated Purchase Notice only if the Closing Price of the Common Stock is at or above the applicable Accelerated Purchase Amount threshold price on the date of the delivery of the applicable Accelerated Purchase Notice. The Company may deliver multiple Accelerated Purchase Notices to the Purchaser, provided that at least five (5) Business Days have passed since the most recent Accelerated Purchase was completed.

2.3 Issuance of Commission Shares to the Purchaser. In connection with each purchase of Purchase Shares hereunder, the Company shall issue to the Purchaser a number of registered shares of Common Stock (the "Commission Shares") equal to five percent (5%) of the number of Purchase Shares purchased.

2.4 Payment for Purchase Shares by the Purchaser. The Purchaser shall pay to the Company the Purchase Amount with respect to such Purchase Shares via wire transfer of immediately available funds within four (4) Business Days after the day on which Purchaser receives such Purchase Shares under a Regular Purchase Notice, or within five (5) Business Days after the day on which Purchaser receives such Purchase Shares under an Accelerated Purchase Notice, in each case if the Purchase Shares are received by the Purchaser before 10:00 a.m. eastern time. If the Purchase Shares are received by the Purchaser after 10:00 a.m. eastern time, the payment period shall be extended one (1) Business Day accordingly. The Company shall not issue any fraction of a share of Common Stock upon any purchase. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock down to the nearest whole share. All payments made under this Agreement shall be made in lawful money of the United States of America or wire transfer of immediately available funds to such account as the Company may from time to time designate by written notice in accordance with the provisions of this Agreement. Whenever any amount expressed to be due by the terms of this Agreement is due on any day that is not a Business Day, the same shall instead be due on the next succeeding day that is a Business Day.

2.5              Purchase Price Floor. The Company and the Purchaser shall not effect any sales and purchases under this Agreement on any Purchase Date when the Purchase Price for any purchase of Purchase Shares would be less than the Floor Price.

3.                REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Purchaser that as of the date hereof and as of the Commencement Date:

3.1              Organization and Qualification. The Company is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation or default of any of the provisions of its Articles of Incorporation, Bylaws or other organizational or charter documents. The Company is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to result in a Material Adverse Effect on the operations, Assets, business, prospects or condition (financial or otherwise) of the Company, taken as a whole. No Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification.

3.2             Authorization; Enforcement; Validity. The Company has all requisite corporate power and authority to enter into and perform its obligations under this Agreement, and the transactions contemplated hereby, and to issue and sell the Common Stock in accordance with the terms hereof. The execution and delivery of this Agreement and the related documents attached hereto (which are incorporated herein by reference) by the Company, and the consummation by the Company of the transactions contemplated hereby, including without limitation, the issuance of the Purchase Shares and Commission Shares, have been duly authorized by the Company's Board of Directors, and no further consent or authorization is required by the Company's Board of Directors or its shareholders. This Agreement shall be, on the Commencement Date, duly executed and delivered by the Company. Upon execution, this Agreement shall constitute, valid and binding obligations of the Company enforceable in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

3.3             Capitalization. As of the date hereof, the authorized capital stock of the Company, the issued and outstanding shares of Common Stock, the outstanding warrants, options, convertible notes and other securities exercisable for or convertible into equity of the Company are as set forth in the Company's SEC filings. Except as disclosed in such SEC filings, (i) no shares of the Company's capital stock are subject to any liens or encumbrances suffered or permitted by the Company, and (ii) there are no outstanding securities or instruments of the Company which contain any redemption provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem securities of the Company.

3.4            Issuance of Purchase Shares. Upon issuance and payment therefor in accordance with the terms and conditions of this Agreement, the Purchase Shares shall be (i) validly issued, fully paid and non-assessable and (ii) free from all taxes, liens and charges with respect to the issue thereof. Upon the Purchaser's purchase of Purchase Shares, and the Company's issuance of Commission Shares to the Purchaser, such Commission Shares shall be (i) validly issued, fully paid and non-assessable and (ii) free from all taxes, liens and charges with respect to the issue thereof. The necessary shares of Common Stock have been duly authorized and reserved for issuance as Purchase Shares and Commission Shares pursuant to this Agreement. The shares reserved are subject to adjustment corresponding to any stock split, reverse stock split, non-cash dividend or other similar transaction.

3.5              No Conflicts. The execution, delivery and performance of this Agreement and the transactions contemplated hereby will not (i) result in a violation of the Certificate of Incorporation or Bylaws of the Company, or (ii) conflict with, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market applicable to the Company or any of its Affiliates) or by which any property or asset of the Company or any of its Affiliates is bound or affected, except any conflicts, defaults, terminations, amendments, accelerations, cancellations and violations which would not reasonably be expected to result in a Material Adverse Effect. The Company is not in default under any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation except for any defaults which would not reasonably be expected to have a Material Adverse Effect.

3.6             SEC Documents; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (collectively, the "SEC Documents") on a timely basis, or has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension, other than the Company's Annual Report on Form 10-K for the year ended December 31, 2010, which was filed on April 21, 2011. As of their respective dates (except as they have been properly amended), the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Documents (except as they have been properly amended), when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto, and except that unaudited financial statements may not contain all footnotes required by GAAP and may be condensed or summary statements, and fairly present in all material respects the financial position of the Company as of and for the dates thereof, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

3.7             Absence of Material Adverse Events. Since June 30, 2011, there has been no event which would have a material adverse effect on the business, properties, assets, operations, financial condition, results of operations, or prospects of the Company (a "Material Adverse Effect"). The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any Bankruptcy Law, nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or insolvency proceedings.

3.8             Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company, the Common Stock or any of the Company's officers or directors in their capacities as such, which could reasonably be expected to have a Material Adverse Effect.

3.9             Acknowledgment Regarding Purchaser's Status. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of arm's length purchaser with respect to the transactions contemplated herein. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the transactions contemplated herein, and any advice given by the Purchaser or any of its representatives or agents in connection with the transactions contemplated herein is merely incidental to the Purchaser's purchase of the Purchase Shares. The Company further represents to the Purchaser that the Company's decision to enter into this Agreement and the transactions contemplated herein has been based solely on the independent evaluation by the Company and its representatives and advisors.

3.10           No General Solicitation. Neither the Company, nor any person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Purchase Shares.

3.11           Intellectual Property Rights. The Company owns or possesses adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. The Company does not have any knowledge of any infringement by the Company of any material trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of any third Person, and there is no claim, action or proceeding pending against, or to the Company's knowledge, being threatened against, the Company regarding trademark, trade name, patents, patent rights, inventions, copyrights, licenses, service names, service marks, service mark registrations, trade secret or other infringement, which would reasonably be expected to have a Material Adverse Effect.

3.12           Title. The Company does not own any real property. The Company has good and marketable title in all personal property owned by it that is material to the business of the Company, in each case free and clear of all liens, encumbrances and defects ("Liens"), except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company. Any real property and facilities held under lease by the Company are held by it under valid, subsisting and enforceable leases with which the Company is in compliance in all material respects, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company.

3.13            Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company is engaged. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires, or to obtain similar coverage from similar insurers as may be necessary to continue its business, at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company, taken as a whole.

3.14            Regulatory Permits. The Company possesses all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and the Company has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

3.15           Tax Status. The Company has made or filed all federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.

3.16           Disclosure. All of the disclosure furnished by or on behalf of the Company to the Purchaser regarding the Company, its business and the transactions contemplated hereby, including any disclosure schedules to this Agreement, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The press releases disseminated by the Company during the preceding twelve months taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

The Purchaser represents and warrants to the Company that as of the date hereof and as of the Commencement Date:

4.1             Authorization; Enforcement; Validity. The Purchaser has all requisite power and authority to enter into and perform its obligations under this Agreement, and the transactions contemplated hereby, and to purchase and the Purchase Shares in accordance with the terms hereof. The execution and delivery of this Agreement and the related documents attached hereto (which are incorporated herein by reference) by the Purchaser, and the consummation by the Purchaser of the transactions contemplated hereby, including without limitation, the purchase of the Purchase Shares and receipt of the Commission Shares, do not require the consent or authorization of any other party. This Agreement shall be, on the Commencement Date, duly executed and delivered by the Purchaser. Upon execution, this Agreement shall constitute, valid and binding obligations of the Purchaser enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

4.2             Investment Purpose. The Purchaser is acquiring the Purchase Shares as principal for its own account, for investment purposes, and not with a view to or for distributing or reselling such Purchase Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Purchase Shares in violation of the Securities Act or any applicable state securities law, and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Purchase Shares in violation of the Securities Act or any applicable state securities law, provided, however, that this representation and warranty will not be deemed to limit the Purchaser's right to sell the Purchase Shares at any time pursuant to the Registration Statement described herein or otherwise in compliance with applicable federal and state securities laws.

4.3              Accredited Purchaser Status. The Purchaser is an "accredited investor" as that term is defined in Rule 501 (a) of Regulation D.

4.4              Information. The Purchaser has been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sales of the Purchase Shares that have been reasonably requested by the Purchaser, including, without limitation, the SEC Documents. The Purchaser understands that its investment in the Purchase Shares involves a high degree of risk. The Purchaser (i) is able to bear the economic risk of an investment in the Purchase Shares including a total loss of its investment with respect to the Purchase Shares, (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed purchase of the Purchase Shares and (iii) has had an opportunity to ask questions of and receive answers from the officers of the Company concerning the business, operations and finances of the Company, and other matters related to purchases of the Purchase Shares. Notwithstanding anything to the contrary, neither such inquiries nor any other due diligence investigations conducted by the Purchaser or its representatives shall modify, amend or affect the Purchaser's right to rely upon the Company's representations and warranties contained in Section 4 below. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its purchase of the Purchase Shares, and is not relying on the Company or its advisors with respect thereto.

4.6             No Governmental Review. The Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Purchase Shares or the fairness or suitability of the investment in the Purchase Shares, nor have such authorities passed upon or endorsed the merits of the offering of the Purchase Shares.

4.7             Validity; Enforcement. This Agreement and the related Transaction Documents (hereinafter defined) to which the Purchaser is a party have been duly and validly authorized, executed and delivered on behalf of the Purchaser, and are valid and binding agreements of the Purchaser enforceable against the Purchaser in accordance with their terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

4.8              Residency. The Purchaser is a resident of New York.

4.9             No Prior Short Selling. The Purchaser represents and warrants to the Company that at no time prior to the date of this Agreement has any of the Purchaser, its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any (i) "short sale" (as such term is defined in Section 242.200 of Regulation SHO of the Exchange Act) of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock.

5.                COVENANTS.

5.1              Blue Sky. The Company has taken or shall take such action, if any, as is reasonably necessary in order to obtain an exemption for or to qualify (i) the issuance and initial sale of the Purchase Shares to the Purchaser, and issuance of the Commission Shares to the Purchaser, under this Agreement and (ii) any subsequent re-sale of the Purchase Shares and Commission Shares by the Purchaser, in each case, under applicable securities or "Blue Sky" laws in such states as are reasonably requested by the Purchaser from time to time, and shall provide evidence of any such action so taken to the Purchaser; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (a) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5.1, or (b) subject itself to general taxation in any such jurisdiction, or (c) file a general consent to service of process in any such jurisdiction.

5.2             Listing. To the extent required by the Principal Market, the Company shall promptly secure the listing of all of the Purchase Shares and Commission Shares upon such Principal Market (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all such Purchase Shares and Commission Shares issuable under the terms of this Agreement. The Company shall maintain the Common Stock's authorization for quotation on the Principal Market. The Company shall not take any action that would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market. The Company shall promptly, and in any event within three (3) Business Days, provide to the Purchaser copies of any notices it receives from the Principal Market regarding the continued eligibility of the Common Stock for listing on such Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 5(c).

5.3             Limitation on Short Sales and Hedging Transactions. The Purchaser agrees that beginning on the Effective Date of this Agreement and ending on the date of expiration or termination of this Agreement as provided in Section 11, the Purchaser and its agents, representatives and affiliates shall not in any manner whatsoever, directly or indirectly, enter into or effect (a) any "short sale" (as such term is defined in Section 242.200 of Regulation SHO of the Exchange Act) of the Common Stock or similar transaction, (b) hedging transaction, which establishes a net short position with respect to the Common Stock (the foregoing collectively "Short Sales"), nor shall the Purchaser or its agents, representatives or affiliates allow or assist any other party in any manner whatsoever, directly or indirectly, in connection with such other party in entering into or effecting any such Short Sales.

5.4             Purchase Records. The Purchaser and the Company shall each maintain records showing the remaining Available Amount at any given time and the dates and Purchase Amounts for each purchase or shall use such other method, reasonably satisfactory to the Purchaser and the Company.

5.5             Taxes. The Company shall pay any and all transfer, stamp or similar taxes that may be payable with respect to the issuance and delivery of the Purchase Shares and the Commission Shares pursuant to this Agreement.

5.6             Filing of Form 8-K. The Company agrees that it shall, within the time required under the Exchange Act, file a report on Form 8-K disclosing this Agreement and the transactions contemplated hereby.

5.7.             Due Diligence. The Purchaser shall have right, from time to time as the Purchaser may reasonably deem appropriate, to perform due diligence on the Company during normal business hours. The Company and its officers, employees, auditors and counsel shall provide information and reasonably cooperate with the Purchaser and its representatives and counsel in connection with any reasonable request by the Purchaser related to its due diligence investigation. Each party hereto agrees not disclose any Confidential Information of the other party to any third party. Each party hereto acknowledges that Confidential Information shall remain the property of the disclosing party and agrees that it shall take all reasonable measures to protect the secrecy of any Confidential Information disclosed by the other party. The Company confirms that neither it nor any Person acting on its behalf shall provide the Purchaser or its agents or counsel with any information that it believes constitutes or might constitute material, nonpublic information unless such information is subsequently disclosed in the Registration Statement or prospectus supplements thereto or otherwise publicly disclosed prior to the delivery of the next Regular Purchase Notice or Accelerated Purchase Notice.

5.8              Effectiveness of Registration Statement. The Company shall use its best efforts to file a Registration Statement with the SEC promptly after the execution of this Agreement and to cause such Registration Statement to be declared effective by the SEC. The Company further agrees to use its best efforts to keep such Registration Statement continuously effective for a period of at least 180 days from the date of the consummation of the last sale made hereunder by the Company to the Purchaser.

6.           TRANSFER AGENT INSTRUCTIONS.

All of the Purchase Shares and Commission Shares to be issued under this Agreement shall be issued without any restrictive legend. The Company shall issue irrevocable instructions to the Transfer Agent, and any subsequent transfer agent, to issue Purchase Shares in the amounts sold to the Purchaser from time to time, and to issue the Commission Shares relating thereto, in the name of the Purchaser or such other party as the Purchaser may designate to the Company by written notice in advance (the "Irrevocable Transfer Agent Instructions"). The Company shall not deliver to the Transfer Agent any instructions contrary to the Irrevocable Transfer Agent Instructions referred to in this Section 6. The Purchase Shares and Commission Shares shall be freely transferable on the books and records of the Company as provided in this Agreement.

7.	CONDITIONS TO THE COMPANY'S RIGHT TO COMMENCE SALES OF SHARES OF COMMON STOCK.

The right of the Company hereunder to commence sales of the Purchase Shares is subject to the satisfaction of each of the following conditions:

7.1              The Purchaser shall have executed this Agreement and delivered the same to the Company; and

7.2              A Registration Statement covering the sale and issuance of the Purchase Shares and Commission Shares shall have been declared effective under the Securities Act by the SEC, and no stop order with respect to the Registration Statement shall be pending or threatened by the SEC.

7.3              The representations and warranties of the Purchaser shall be true and correct in all material respects as of the date when made and as of the Commencement Date as though made at that time, and the Purchaser shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Commencement Date.

8.	CONDITIONS TO THE PURCHASER'S OBLIGATION TO PURCHASE SHARES OF COMMON STOCK.

The obligation of the Purchaser to buy Purchase Shares under this Agreement is subject to the satisfaction of each of the following conditions:

8.1              The Company shall have executed this Agreement and delivered the same to the Purchaser.

8.2             The Registration Statement shall have been declared effective under the Purchase Shares Act by the SEC, and no stop order with respect to the Registration Statement shall be pending or threatened by the SEC. The Company shall have prepared and delivered to the Purchaser a final and complete form of the Prospectus, dated and current as of the Commencement Date, to be used by the Purchaser in connection with any sales of Purchase Shares and Commission Shares and a copy of each prospectus supplement prepared and filed by the Company to update such Prospectus during the period specified in Section 5.8.

8.3             The Common Stock shall be authorized for quotation on the Principal Market; trading in the Common Stock shall not have been suspended by the SEC or the Principal Market at any time in the one year preceding the Commencement Date; and the Purchase Shares and Commission Shares shall be approved for listing upon the Principal Market;

8.4             The Purchaser shall have received the opinion of the Company's legal counsel, dated as of the Commencement Date, substantially in the form of Attachment A attached hereto¹.

8.5             The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Commencement Date as though made at that time, and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required to be performed, satisfied or complied with by the Company at or prior to the Commencement Date. The Purchaser shall have received a certificate executed by the Chief Executive Officer, President or Chief Financial Officer of the Company, dated as of the Commencement Date, to the foregoing effect in the form of Attachment B attached hereto.

8.6              The Irrevocable Transfer Agent Instructions, in form reasonably acceptable to the Purchaser shall have been delivered to the Company's Transfer Agent.

8.7             The Purchaser shall have received such other closing documents, including certificates of good standing and copies of board resolutions approving this Agreement and the transactions contemplated hereby as the Purchaser may reasonably request.

8.8            The Company shall have provided the Purchaser with the information requested by the Purchaser in connection with its due diligence requests made prior to the Commencement Date in accordance with Section 5.7.

9.                INDEMNIFICATION OF PURCHASER.

In consideration of the Purchaser's execution and delivery of this Agreement, and purchase of the Purchase Shares hereunder the Company shall defend, protect, indemnify and hold harmless the Purchaser and all of its affiliates, shareholders, officers, directors, employees, agents and representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all causes of action, suits, claims, losses, costs, penalties, fees, liabilities, damages and expenses in connection therewith, and including reasonable attorneys' fees and disbursements for one counsel for the Indemnitees and one local counsel (the foregoing, collectively, the "Indemnified Liabilities"), arising out of, or relating to (a) any material misrepresentation or material breach of any representation or warranty herein by the Company, (b) any material breach of any covenant, agreement or obligation herein of the Company, or (c) the execution, delivery, performance or enforcement of this Agreement, other than with respect to Indemnified Liabilities which directly and primarily result from the gross negligence or willful misconduct of such Indemnitee, provided, however, that in no event shall the Company be liable for any indirect or consequential damages on any basis.

1 Please provide us with a draft.

10.              EVENTS OF DEFAULT.

10.1              An "Event of Default" shall be deemed to have occurred at any time as any of the following events occurs:

(a)              the effectiveness of the Registration Statement registering the Purchase Shares or Commission Shares lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Purchaser for sale of any or all of the Purchase Shares or Commission Shares, including but not limited to the failure by the Company to file any prospectus supplement necessary, in the reasonable judgment of counsel for the Purchaser, to update the information contained in the Prospectus, and such lapse or unavailability continues for a period of ten (10) consecutive Business Days or for more than an aggregate of thirty (30) Business Days in any 365-day period;

(b)           the suspension from trading or failure of the Common Stock to be listed on the Principal Market for a period of ten (10) consecutive Business Days;

(c)              the delisting of the Company's Common Stock from the Principal Market, provided, however, that the Common Stock is not immediately thereafter trading on another exchange, such as the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market, or NYSE Amex;

(d)              the failure for any reason by the Transfer Agent to issue to the Purchaser, within three (3) Business Days after the applicable Purchase Date, the Purchase Shares which the Purchaser is entitled to receive;

(e)              the Company breaches any representation, warranty, or covenant and such breach (a) could have a Material Adverse Effect and (b) continues for a period of at least ten (10) Business Days after written notice of default from the Purchaser; or

(f)                if either the Company or any other Person commences a proceeding involving the Company pursuant to or within the meaning of any Bankruptcy Law.

10.2            In addition to any other rights and remedies under applicable law and this Agreement, including the Purchaser's right to terminate under Section 11 of this Agreement, so long as an Event of Default has occurred and is continuing, or if any event which, after notice and/or lapse of time, would become an Event of Default, has occurred and is continuing, or if an Event of Default , or any event which, after notice and/or lapse of time, would become an Event of Default, has occurred and is continuing under the Secured Loan Agreement dated as of November _, 2011 between the Company and the Purchaser, the Purchaser shall not be permitted or obligated to purchase any Purchase Shares under this Agreement,

11.              TERM AND TERMINATION

11.1             Term. The Term of this Agreement shall commence on the Commencement Date and continue until the earlier of (a) the Available Amount under this Agreement being reduced to zero, or (b) six (6) months following the Commencement Date.

11.2             Termination. This Agreement may be terminated prior to expiration of the Term as follows:

(a)
Either party hereto may terminate this Agreement upon ten (10) Business Days' prior written notice at any time an uncured Event of Default exists following written notice of default and expiration of the applicable cure period hereunder.

(b)	Either party hereto may terminate this Agreement upon written notice to the other party if the Commencement Date has not been reached by December 31, 2011.

(c)
At any time after the Commencement Date, the Company may terminate this Agreement for any reason or for no reason upon written notice to the Purchaser, provided however, that if the Company terminates this Agreement in the absence of an uncured Event of Default by the Purchaser, the Company shall be required to issue to the Purchaser shares of Common Stock equivalent to the number of Commission Shares which the Purchaser would have received if Purchase Shares equal to the Available Amount then remaining, on the effective date of such termination by the Company, were all issued and sold to the Purchaser at a price equal to the Purchase Price on the effective date of the termination.

12.              MISCELLANEOUS.

12.1            Governing Law; Jurisdiction; Jury Trial. The laws of the State of New York shall govern all issues or questions concerning the construction, validity, enforcement and interpretation of this Agreement and/or the transactions contemplated hereunder, without giving effect to any choice of law or conflict of law provisions. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the Borough of Manhattan, City and State of New York for the adjudication of any dispute arising out of or relating to this Agreement and/or the transactions contemplated hereunder, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding in the same manner as deliver of notices hereunder, provided, however, that nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

12.2              Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature or signature delivered by e-mail in a ".pdf" format data file shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature or a signature in a ".pdf" format data file.

12.3              Headings; Interpretation. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. Each party has obtained advice of counsel with respect to this Agreement and the transactions contemplated herein, and the provisions of this Agreement shall be deemed to have been chosen and drafted mutually by the parties to express their mutual intent. No rules of strict construction will be applied against any party.

12.4              Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

12.5              Entire Agreement. This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter covered herein, and supersedes all other oral or written agreements, undertakings or understandings between or on behalf of the Purchaser and/or the Company with respect to the subject matter hereof.

12.6              Notices. Any notices or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be effective upon delivery. Such delivery may be made (i) personally; (ii) by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party, and a copy is sent by nationally recognized courier service within one (I) Business Day after fax transmission); or (iii) by nationally recognized overnight delivery service, in each case properly addressed to the receiving party at the address most recently notified to the sending party by the receiving party.

12.7              Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

12.8              Non-exclusivity. The parties acknowledge and agree that the Company intends to enter into purchase agreements totaling up to Twenty-Five Million Dollars over a period of thirty (30) months following the Commencement Date. The parties further acknowledge and agree that the Company may enter into one or more additional purchase agreements with other parties during the Term of this Agreement.

12.9              No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

12.10              Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

12.11              No Waiver. No failure or delay in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial waiver of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

12.12              Publicity. The Purchaser shall have the right to approve before issuance any press release, SEC filing, or any other public disclosure made by or on behalf of the Company with respect to the Purchaser, its purchases hereunder or any aspect of this Agreement or the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Purchaser, to make any public disclosure required by applicable law so long as the Company consults with the Purchaser with respect to any such disclosure at least two (2) Business Days before such disclosure and furnishes the Purchaser with a copy of the proposed disclosure. The Company agrees and acknowledges that its failure to fully comply with this provision will result in a Material Adverse Effect on its ability to perform its obligations under this Agreement.

*   *   *   *   *

IN WITNESS WHEREOF, the Purchaser and the Company have caused this Purchase Agreement to be duly executed as of the date first written above.

THE COMPANY: NORTHWEST BIOTHERAPEUTICS. INC.

By:	/s/ Linda F Powers
Name: Linda F Powers
Title: Managing Director

THE PURCHASER: FOUR M PURCHASERS, LLC

By:
Name: Dennis Mehiel
Title: Managing Member

IN WITNESS WHEREOF, the Purchaser and the Company have caused this Purchase Agreement to be duly executed as of the date first written above.

THE COMPANY: NORTHWEST BIOTHERAPEUTICS. INC.

By:
Name:
Title:

THE PURCHASER: FOUR M PURCHASERS, LLC

By:	/s/ Dennis Mehiel
Name: Dennis Mehiel
Title: Managing Member

ATTACHMENT A

FORM OF COMPANY COUNSEL OPINION